                                                                    Exhibit D(7)



                             INVESTMENT SUB-ADVISORY

                                     Between

                   MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

                                       and

                    MASSACHUSETTS FINANCIAL SERVICES COMPANY
                                     ("MFS")

                       (as to the MML Growth Equity Fund)

                        INVESTMENT SUB-ADVISORY AGREEMENT
                        ---------------------------------

THIS INVESTMENT SUB-ADVISORY AGREEMENT (this "Sub-Advisory Agreement"), is by and between Massachusetts Financial Services Company, organized under the laws of the State of Delaware (the "Sub-Adviser"), and Massachusetts Mutual Life Insurance Company, a mutual life insurance company organized under the laws of the Commonwealth of Massachusetts ("MassMutual") for the MML Growth Equity Fund (the "Fund"), a series of MML Series Investment Fund (the "Trust"), a Massachusetts business trust which is an open-end diversified management investment company registered as such with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940, as amended (the "Act"), effective as of the 1st day of May, 1999.

WHEREAS, the Trust has appointed MassMutual as the investment adviser for the Fund pursuant to the terms of an Investment Advisory Agreement (the "Advisory Agreement");

WHEREAS, the Advisory Agreement provides that MassMutual may, at its option, subject to approval by the Trustees of the Trust and, to the extent necessary, the shareholders of the Fund, appoint a sub-adviser to assume certain responsibilities and obligations of MassMutual under the Advisory Agreement;

WHEREAS, MassMutual and the Sub-Adviser are investment advisers registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and

WHEREAS, MassMutual desires to appoint the Sub-Adviser as its sub-adviser for the Fund and the Sub-Adviser is willing to act in such capacity upon the terms herein set forth;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, MassMutual and the Sub-Adviser, intending to be legally bound, hereby agree as follows:

1.   General Provision.
     -----------------

     (a) MassMutual hereby employs the Sub-Adviser and the Sub-Adviser hereby undertakes to act as the investment sub-adviser of the Fund to provide investment advice and to perform for the Fund such other duties and functions as are hereinafter set forth. Subject to Section 1(c) hereof, the Sub-Adviser shall be responsible for managing the Fund in conformity with:

          (i) the provisions of the Act and any rules or regulations thereunder;

          (ii) any other applicable provisions of state or federal securities law;

          (iii) the provisions of the Agreement and Declaration of Trust and Bylaws of the Trust, as amended from time to time (collectively referred to as the "Trust Documents");

          (iv) policies and determinations of the Board of Trustees of the Trust and MassMutual;

          (v) the fundamental and non-fundamental policies and investment restrictions of the Fund as reflected in the Trust's registration statement under the Act or as such policies may, from time to time, be amended by the Fund's shareholders; and

          (vi) the Prospectus and Statement of Additional Information of the Fund in effect from time to time (collectively referred to as the "Disclosure Documents").

     (b) The appropriate officers and employees of the Sub-Adviser shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Trust and MassMutual with respect to the services provided by the Sub-Adviser hereunder. MassMutual acknowledges that the Sub-Adviser is not the Fund's pricing agent. Sub-Adviser will provide reasonable assistance to the Fund's pricing agent in valuing securities held by the Fund which are not readily marketable (i.e., internally priced securities).

     (c) MassMutual acknowledges that the Sub-Adviser is not the compliance agent for the Fund or for MassMutual, and does not have access to all of the Fund's books and records necessary to perform certain compliance testing. To the extent that the Sub-Adviser has agreed to perform the services specified in this Section and in Section 2 hereof in accordance with applicable law (including sub-chapters M and L of the Internal Revenue Code of 1986, as amended (the "Code"), the Act and the Advisers Act ("Applicable Law")) and in accordance with the Trust Documents, policies and determinations of the Board of Trustees of the Trust and MassMutual and the Fund's Disclosure Documents (collectively, the "Charter Requirements"), the Sub-Adviser shall perform such services based upon its books and records with respect to the Fund, which comprise a portion of the Fund's books and records, and upon written instructions received from the Fund, MassMutual or the Fund's administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such instructions provided by the Fund, MassMutual or the Fund's administrator. The Sub-Adviser shall be afforded a reasonable amount of time to implement any such instructions (for example, if instructed not to trade on behalf of securities of certain specified MassMutual or Fund affiliates, the Sub-Adviser shall be afforded five business days after receipt of such instruction to implement this trading restriction).

2.   Duties of the Sub-Adviser.
     -------------------------

     (a) The Sub-Adviser shall, subject to the direction and control by the Trust's Board of Trustees or MassMutual, to the extent MassMutual's direction is not inconsistent with that of the Board of Trustees, (i) regularly provide investment advice and recommendations to the Fund, directly or through MassMutual, with respect to the Fund's investments, investment policies and the purchase, sale or other disposition of securities and other investments; (ii) supervise and monitor continuously the investment program of the Fund and the composition of its portfolio and determine what securities or other investments shall be purchased or sold by the Fund; (iii) arrange, subject to the provisions of Section 6 hereof, for the purchase of securities and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund; (iv) provide reports on the foregoing to the Board of Trustees at each Board meeting; and (v) vote or exercise any consent rights with respect to such securities or investments.

     (b) The Sub-Adviser shall provide to MassMutual such reports for the Fund, and in such time frames, as MassMutual and the Sub-Adviser shall mutually agree or as required by applicable law or regulation.

     (c) Provided that none of MassMutual, the Fund or the Trust shall be required to pay any compensation other than as provided by the terms of this Sub-Advisory Agreement and subject to the provisions of Section 5 hereof, the Sub-Adviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

     (d) The Sub-Adviser shall disclose to MassMutual and to the Fund information regarding any change in control in the Sub-Adviser or to the Fund's portfolio manager or any change in its key personnel, information regarding any material adverse change in the condition (financial or otherwise) of the Sub-Adviser or any person who controls the Sub-Adviser that would materially affect the services provided by the Sub-Adviser hereunder, information regarding the investment performance and general investment methods of the

Sub-Adviser with respect to the Fund, information necessary to enable MassMutual to monitor the performance of the Sub-Adviser and information that is required to be disclosed in any filings required by any governmental agency or by any applicable law, regulation, rule or order.

     (e) The Sub-Adviser shall provide MassMutual, upon reasonable prior written request by MassMutual to the Sub-Adviser, with access to inspect at the Sub-Adviser's office the books and records of the Sub-Adviser relating to the Fund and the Sub-Adviser's performance hereunder.

3.   Other Activities.
     ----------------

     (a) Nothing in this Sub-Advisory Agreement shall prevent MassMutual or the Sub-Adviser or any officer thereof from acting as investment adviser or sub-adviser for any other person, firm or corporation and shall not in any way limit or restrict MassMutual or the Sub-Adviser or any of their respective directors, officers, members, stockholders, partners or employees from buying, selling, or trading any securities for its own account or for the account of others for whom it or they may be acting, provided that such activities are in compliance with U.S. federal and state securities laws, regulations and rules and will not adversely affect or otherwise impair the performance by any party of its duties and obligations under this Sub-Advisory Agreement.

     (b) The Sub-Adviser agrees that it will not knowingly or deliberately favor any other account managed or controlled by it or any of its principals or affiliates over the Fund. The Sub-Adviser, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide MassMutual with an explanation of the differences, if any, in performance between the Fund and any other account with investment objectives and policies similar to the Fund for which the Sub-Adviser, or any one of its principals or affiliates, acts as investment adviser. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate orders for securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of these securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its clients.

4.   Compensation of the Sub-Adviser.
     -------------------------------

MassMutual agrees to pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid quarterly, in arrears, at the following rate: an annual rate of .40% on the first $300 million of Aggregate Assets; an annual rate of .37% on the next $300 million of Aggregate Assets; an annual rate of .35% on the next $300 million of Aggregate Assets; an annual rate of .32% on the next $600 million of Aggregate Assets; and an annual rate of .25% of Aggregate Assets in excess of $1.5 billion. For the purposes of this Sub-Advisory Agreement, "Aggregate Assets" shall mean the aggregate of (i) the average daily net assets of the Fund determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading, and (ii) the average daily net assets of all other funds or accounts of MassMutual or its affiliates, including other funds registered under the Act, for which the Sub-Advisor provides investment advisory services determined at the close of the Exchange on each day that the Exchange is open for trading. MassMutual shall pay the Sub-Advisor such fee on the first business day immediately following the end of each calendar quarter. Compensation for any partial period shall be pro-rated based on the length of the period.

5.   Portfolio Transactions and Brokerage.
     ------------------------------------

         (a) The Sub-Adviser is authorized, in arranging the purchase and sale of the Fund's publicly-traded portfolio securities, to employ or deal with such members of securities exchanges, brokers or dealers (hereinafter
"broker-dealers"), as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the best execution of the Fund's portfolio transactions.

         (b) The Sub-Adviser may effect the purchase and sale of securities (which are otherwise publicly traded) in private transactions on such terms and conditions as are customary in such transactions, may use a broker to effect such transactions, and may enter into a contract in which the broker acts either as principal or as agent.

         (c) The Sub-Adviser shall select broker-dealers to effect the Fund's portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Sub-Adviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund's portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer's apparent familiarity with sources from or to whom particular securities might be purchased or sold; other matters involved in the receipt of brokerage and research services in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund; and such other considerations as the Board of Trustees of the Trust or MassMutual determine and provide to the Sub-Adviser from time to time.

6.       Representations And Warranties of The Sub-Adviser.
         -------------------------------------------------

The Sub-Adviser hereby represents and warrants to the Fund and MassMutual that:

         (a) The Sub-Adviser has obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to perform its obligations under this Sub-Advisory Agreement and to act as contemplated by the Trust Documents and the Disclosure Documents, including without limitation registration as an investment adviser under the Advisers Act, and will maintain and renew any required licenses, registrations, approvals and memberships during the term of this Sub-Advisory Agreement.

         (b) There is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Sub-Adviser or any of its principals or affiliates is a party, or to which any of the assets of the Sub-Adviser is subject, which reasonably might be expected to materially impair the Sub-Adviser's ability to discharge its obligations under this Sub-Advisory Agreement.

         (c) All references in the Disclosure Documents describing the Sub-Adviser and its affiliates and the controlling persons, affiliates, stockholders, directors, officers and employees of any of the foregoing are accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such information not misleading.

The foregoing representations and warranties shall be continuing during the term of this Sub-Advisory Agreement.

7.       Covenants of the Sub-Adviser.
         ----------------------------

         (a) If at any time during the term of this Sub-Advisory Agreement, the Sub-Adviser discovers any fact or omission, or any event or change of circumstances occurs, which would make the Sub-Adviser's representations and warranties in Section 6 inaccurate or incomplete in any material respect, or which might render the Disclosure Documents untrue or misleading in any material respect, the Sub-Adviser will provide prompt written notification to the Fund and MassMutual of any such fact, omission, event or change of circumstances, and the facts related thereto.

         (b) The Sub-Adviser agrees that, during the term of this Sub-Advisory Agreement, and for so long as investment in the Fund is being offered for sale, it will provide the Fund and the Sub-Adviser with updated information relating to the Fund's performance results as reasonably required from time to time by the Fund and MassMutual. The Sub-Adviser shall use its best efforts to provide such information within a reasonable period of time after the end of the month to which such updated information relates and the information is available to it.

8.       Confidentiality.
         ---------------

All information and advice furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable governmental laws, rules and regulations, subpoenas or court orders.

9.       Duration.
         --------

Unless terminated earlier pursuant to Section 10 hereof, this Sub-Advisory Agreement shall remain in effect for a period of two years from the date hereof. Thereafter it shall continue in effect from year to year, unless terminated pursuant to Section 10 hereof, so long as such continuance shall be approved at least annually by the Trust's Board of Trustees, including the vote of the majority of the Trustees of the Trust who are not parties to this Sub-Advisory Agreement or "interested persons" (as defined in the Act) of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the holders of a "majority" (as defined in the Act) of the outstanding voting securities of the Fund.

10.      Termination.
         -----------

         (a) This Sub-Advisory Agreement shall terminate automatically upon its unauthorized assignment (within the meaning of the Act), the termination of the Advisory Agreement or the dissolution of the Fund.

         (b) The Sub-Advisory Agreement may be terminated by MassMutual or the Board of Trustees of the Trust: (i) by written notice to the Sub-Adviser with immediate effect, if the Sub-Adviser's registration under the Adviser's Act is suspended, terminated, lapsed or not renewed; (ii) by written notice to the Sub-Adviser with immediate effect, if the Sub-Adviser is bankrupt or insolvent, seeks an arrangement with creditors, is dissolved or terminated or ceases to exist; (iii) by written notice to the Sub-Adviser with immediate effect, if MassMutual determines in good faith, for any reason, that such termination is appropriate for the protection of the Fund, including without limitation a good faith determination by MassMutual or the Board of Trustees of the Trust that the Sub-Adviser has breached a material obligation or duty under this Sub-Advisory Agreement; or (iv) in their sole discretion, without penalty, upon ninety days prior written notice to Sub-Adviser. This Sub-Advisory Agreement also may be terminated at any time, without penalty, by the vote of the holders of a "majority" of the outstanding voting securities of the Fund (as defined in the Act).

         (c) The Sub-Advisory Agreement may be terminated by the Sub-Adviser, without penalty at any time, upon ninety days' prior written notice, to MassMutual and the Trust.

11.      Standard of Care and Indemnification.
         ------------------------------------

         (a) Provided that nothing herein shall be deemed to protect the Sub-Adviser from acts or omissions in breach of this Sub-Advisory Agreement or from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard to its obligations and duties under this Sub-Advisory Agreement, the Sub-Adviser shall not be liable for any loss sustained by reason of good faith errors or omissions in connection with any matters to which this Sub-Advisory Agreement relates.

          (b) The Sub-Adviser agrees to indemnify and hold harmless MassMutual, the Fund and any of its or their controlling persons or any shareholders, partners, directors, officers and/or employees of any of them against any loss, claim, damage, charge, liability or expense (including, without limitation, reasonable attorneys' and accountants' fees) to which such persons may become subject, insofar as such loss, claim, damage, charge, liability or expense arises out of or is based upon any demands, claims, liabilities, expenses, lawsuits, actions or proceedings relating to this Sub-Advisory Agreement or to the advisory services for the account of the Fund provided by the Sub-Adviser, provided that the loss, claim, damage, liability, cost or expense arose out of an act or omission of the Sub-Adviser or its officers, directors, employees, agents or controlling persons constituting willful misfeasance, bad faith, gross negligence, fraud, willful misconduct or a breach of this Sub-Advisory Agreement.

         (c) MassMutual agrees to indemnify and hold harmless the Sub-Adviser and any of its controlling persons, shareholders, partners, directors, officers and/or employees of any of them against any loss, claim, settlement, damage, charge, liability or expense (including, without limitation, reasonable attorneys' and accountants' fees) to which such persons may become subject, insofar as such loss, claim, settlement, damage, charge, liability or expense arises out of or is based upon any demands, claims, liabilities, expenses, lawsuits, actions or proceedings relating to this Sub-Advisory Agreement, the advisory services for the account of the Fund provided by the Sub-Adviser, the operation of the Fund or the contents of the Disclosure Documents, provided that the loss, claim, damage, liability, cost or expense arose out of an act or omission of MassMutual or the Fund or its partners, officers, directors, employees, agents or controlling persons constituting willful misfeasance, bad faith, gross negligence, fraud, willful misconduct or a breach of this Sub-Advisory Agreement.

         (d) Promptly after receipt by an indemnified party under this Section 11 of notice of any claim or dispute or commencement of any action or litigation, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 11, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 11 except to the extent, if any, that such failure or delay prejudiced the other party in defending against the claim. In case any such claim, dispute, action or litigation is brought or asserted against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel of its choice, following notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof; in which event, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, but shall continue to be liable to the indemnified party in all other respects as heretofore set forth in this Section 11. Notwithstanding any other provisions of this Section 11, if, in any claim, dispute, action or litigation as to which indemnity is or may be available, any indemnified party reasonably determines that its interests are or may be, in whole or in part, adverse to the interests of the indemnifying party, the indemnified party may retain its own counsel of its choice in connection with such claim, dispute, action or litigation and shall continue to be indemnified by the indemnifying party for any legal or any other expenses reasonably incurred in connection with investigating or defending such claim, dispute, action or litigation.

12.      Disclaimer of Shareholder Liability.
         -----------------------------------

MassMutual and the Sub-Adviser understand that the obligations of the Trust under this Sub-Advisory Agreement are not binding upon any Trustee or shareholder of the Trust personally, but bind only the Trust and the Trust's property. MassMutual and the Sub-Adviser represent that each has notice of the provisions of the Trust Documents disclaiming shareholder and Trustee liability for acts or obligations of the Trust.

13.      Use of Names.
         ------------

MassMutual and the Fund shall not use the name of the Sub-Adviser or any of its affiliates or any abbreviation, logo or derivative therefrom in any prospectus, sales literature or other material relating to the Fund in any manner not approved prior thereto by the Sub-Adviser. The Sub-Adviser shall not use the name of MassMutual or the Fund or any abbreviation, logo or derivative therefrom in any material relating to the Sub-Adviser in any manner not approved prior thereto by MassMutual or the Fund.

14.      Notice.
         ------

Any notice under this Sub-Advisory Agreement shall be in writing, addressed and delivered or mailed, po0stage prepaid, to the other party, with a copy to the Trust, at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to MassMutual:          Massachusetts Mutual Life Insurance Company
                           1295 State Street
                           Springfield, MA  01111
                           Attention:  Vernon J. Meyer
                                       Vice President

If to the Sub-Adviser:     Massachusetts Financial Services Company
                           500 Boylston Street
                           Boston, MA  02116-3741
                           Attention:  Stephen E. Cavan, Esq.
                                       General Counsel

If to either MassMutual or the Sub-Adviser, copies to:

                           MML Series Investment Fund
                           1295 State Street
                           Springfield, MA  01111
                           Attention:  Stephen L. Kuhn
                                       Vice President

15.      No Assignment.
         -------------

No assignment (within the meaning of the Act) of this Sub-Advisory Agreement may be made without the express written consent of all parties hereto.

16.      Amendments to this Sub-Advisory Agreement.
         -----------------------------------------

This Sub-Advisory Agreement may be amended only by a written instrument approved in writing by all parties hereto.

17.      Governing Law.
         -------------

This Sub-Advisory Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws.

18.      Survival.
         --------

The provisions of this Sub-Advisory Agreement shall survive the termination or other expiration of this Sub-Advisory Agreement with respect to any matter arising while this Sub-Advisory Agreement was in effect.

19.      Successors.
         ----------

This Sub-Advisory Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

20.      Entire Agreement.
         ----------------

This Sub-Advisory Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

21.      No Waiver.
         ---------

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

22.      Severability.
         ------------

If any one or more provisions in this Sub-Advisory Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision of this Sub-Advisory Agreement, but this Sub-Advisory Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision had never been contained herein.

23.      Counterparts.
         ------------

This Sub-Advisory Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Fund, MassMutual and the Sub-Adviser have caused this Sub-Advisory Agreement to be executed as of the day and year first above written.


                                 MASSACHUSETTS MUTUAL LIFE
                                 INSURANCE COMPANY



                                 By:  /s/ Michael D. Hays
                                    ----------------------------
                                 Name:    Michael D. Hays
                                      --------------------------
                                 Title:   Senior Vice President
                                       -------------------------

                                 MASSACHUSETTS FINANCIAL SERVICES COMPANY



                                 By: /s/ Jeffrey L. Shames
                                    ----------------------------

                                 Name:  Jeffrey L. Shames
                                      -------------------
                                 Title:  Chairman and Chief Executive Officer
                                       --------------------------------------


ACKNOWLEDGED:

MML SERIES INVESTMENT FUND
on behalf of MML GROWTH EQUITY FUND



By:  /s/ Stuart H. Reese
   ---------------------
Name:    Stuart H. Reese
     -------------------
Title:   President
      ------------------